EXHIBIT 99

SCOTTSDALE, AZ, Nov. 1, 2013 /PRNewswire/ - mix1 Life, Inc., (OTCBB:MIXX), an innovator of delicious natural protein beverages, today announced its trading symbol has changed from ANTRD to MIXX.

About Mix1 Life, Inc.

Mix1 Life, Inc., ("MIXX" or "mix1"), is the innovator and distributor of mix1 natural, nutritional products and supplements. Mix1's primary asset is a recent acquisition of mix1 from the Hershey Corporation, where product development was finalized and market-tested in such national retailers as Whole Foods and Kroger. Mix1 has developed all new formulas that are soon to be re-launched to grocery stores, convenience stores, fitness clubs, heath stores and individuals, under the established mix1 brand.

mix1's philosophy is pretty simple:

"We only create products with natural, high-quality ingredients that are truly functional and taste great. We believe all-natural products are better than artificial ones and are the key to leading a healthy, balanced life. As a company, we want to improve people's lives by promoting active lifestyles and overall health. These beliefs are what lead to creating mix1. We strive to help you make healthy choices during your busy day in order to help you feel your best not only today, but every day."

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including the Company's beliefs about its business prospects and future results of operations. Some factors that could cause actual results to differ materially include economic and operational risks, changes in anticipated earnings, continuation of current contracts, and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Forms 10-K and 10-Q. The Company forecasts provided above are dynamic and therefore refer only to this release date. The Company does not undertake to update any forecasts that it may make available to the investing public.

Contact Information:

Mix1 Life, Inc., Scottsdale, AZ

CEO, Cameron Robbcrobb@mix1life.com

www.mix1life.com

SOURCE Mix1 Life, Inc.

Read more: http://www.nasdaq.com/press-release/mix1----announces-new-trading-symbol-change-to-mixx-20131101-00450#ixzz2l7Q1DUcL